Exhibit 10.1

$1,750,000,000

TERM LOAN AGREEMENT

dated as of

June 9, 2003

among

QWEST CORPORATION,
as Borrower,

and

THE LENDERS LISTED HEREIN

and

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Book-Runner, Joint Lead Arranger and Syndication Agent,

and

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Joint Lead Arranger and Administrative Agent,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Documentation Agent,

and

DEUTSCHE BANK SECURITIES INC.,
as Arranger

i

ii

iii

TERM LOAN AGREEMENT

AGREEMENT dated as of June 9, 2003, among QWEST CORPORATION, as Borrower, the LENDERS listed on the signature pages party hereto and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger, Sole Book-Runner and Syndication Agent, CREDIT SUISSE FIRST BOSTON, a Swiss bank acting through its Cayman Islands Branch, as Joint Lead Arranger and Administrative Agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Documentation Agent, and DEUTSCHE BANK SECURITIES INC., as Arranger.

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective term loans provided for herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.             The Definitions.

The following terms, as used herein, have the following meanings:

“Adjusted London InterBank Offered Rate” has the meaning set forth in Section 2.07.

“Administrative Agent” means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as Administrative Agent for the Lenders hereunder, together with its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form attached hereto as Exhibit G duly completed by such Lender.

“Affiliate” means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means any of the Administrative Agent, Syndication Agent, Documentation Agent, or Lead Arrangers and/or Arranger, as applicable, and “Agents” shall mean all of them collectively.

“Agent-Related Person” has the meaning set forth in Section 7.08.

“Agreement” means this Term Loan Agreement dated as of June 9, 2003, as the same may from time to time be further amended, amended and restated, modified or supplemented.

“ARCA” means the Second Amended and Restated Credit Agreement dated as of May 4, 2001, amended and restated as of March 12, 2002, and further amended and restated as of August 30, 2002 among Qwest Services Corporation, Qwest Communications International Inc., Qwest Dex Holdings, Inc., Qwest Dex Inc., the Banks listed therein, and Bank of America, N.A., as Administrative Agent, as it may be amended, amended and restated, modified or otherwise supplemented and in effect from time to time.

“Arranger” means Deutsche Bank Securities Inc., as Arranger for the Lenders hereunder.

“Assignee” has the meaning set forth in Section 10.06(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (ii) the Prime Rate for such day minus 1%.

“Base Rate Loan” means (i) a Tranche A Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election, or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” has the meaning set forth in Section 2.07.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Qwest Corporation, a Colorado corporation.

“Borrowing” has the meaning set forth in Section 1.03.

“Borrowing Date” means the date on which the Loans are to be made.

“Class”, when used in respect of any Loan, Borrowing or Commitment, refers to whether such Loan, or the Loans comprising such Borrowing, or the Loans to be made pursuant to such Commitment, are Tranche A Loans or Tranche B Loans.

“Closing Date” means the date on which the Administrative Agent shall have received the documents or evidence specified in or pursuant to Section 3.01.

“Commitment” means, with respect to each Lender, the amount set forth opposite the name of such Lender on the Annex A hereto, or as amended as a result of any Assignment and Assumption Agreement.

“Company” means Qwest Communications International Inc., a Delaware corporation, and its successors.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer selected by the Administrative Agent as having a maturity comparable to the remaining term to maturity of the Tranche B Loans to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in evaluating yields on new issues of corporate debt of comparable maturity to the remaining term to maturity of such Tranche B Loans.

“Comparable Treasury Price” means, with respect to any date of prepayment, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Domestic Business Day preceding such date of prepayment, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such third Domestic Business Day, (A) the average of the Reference Treasury Dealer Quotations for such day of prepayment, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Administrative Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Confidential Information Memorandum” has the meaning set forth in Section 10.12(c).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower, in its consolidated financial statements if such statements were prepared as of such date.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vi) all Debt of others guaranteed by such Person.

“Default” means any condition or event that constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Documentation Agent” means Deutsche Bank Trust Company Americas, in its capacity as Documentation Agent for the Lenders hereunder, together with its successors in such capacity.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized by law to close.

 “Eligible Person” shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (iii) an insurance company, mutual fund or other entity which is regularly engaged in making, purchasing, holding or otherwise investing in loans; or any other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a dollar equivalent amount of at least $100.0 million; (iv) any Lender or Lender Affiliate; (v) any other entity (other than a natural person or a trust for the benefit of natural persons or an entity formed by or for the benefit of one or more natural persons to make a Loan) which is an institutional “accredited investor” (as defined in Regulation D under the United States Securities Act of 1933, as amended) within the meaning of Section 501(a)(1), (2) or (3) of said Regulation D which extends credit or buys loans as one of its businesses or investing activities; and (vi) any other entity consented to by the Sole Book-Runner (for so long as syndication has not been successfully completed in its determination), the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed).  With respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund or commingled investment vehicle that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor shall be treated as a single Eligible Person.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Environmental Permits” has the meaning set forth in Section 4.07.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial lenders are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means (i)  Tranche A Loans when bearing interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount that was a Euro-Dollar Loan before it became overdue.

“Euro-Dollar Margin” has the meaning set forth in Section 2.07.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07 on the basis of an Adjusted London InterBank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.07.

“Event of Default” has the meaning set forth in Section 6.01.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent, on such day on such transactions as determined by the Administrative Agent.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotation in accordance with the terms hereof, the Base Rate shall be determined without regard to the Federal Funds Rate until the circumstances giving rise to such inability no longer exist.

“Fixed Rate” has the meaning set forth in Section 2.07(d).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

“Granting Lender” has the meaning set forth ion Section 10.06(d).

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Initial Lenders” has the meaning set forth in Section 10.05.

“Interest Period” means, with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)           any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)           no Interest Period with respect to a Loan may end after the Maturity Date applicable to such Loan.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Lead Arrangers” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Joint Lead Arrangers hereunder.

“Lender” means each lender listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 10.06(c), and their respective successors.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” means Tranche A Loans or Tranche B Loans, or any combination thereof (as the context requires).

“Loan Documents” means this Agreement and the Notes, all as amended, amended and restated, modified or supplemented from time to time.

“London InterBank Offered Rate” has the meaning set forth in Section 2.07.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means a material adverse change, or any condition or event that has resulted or could reasonably be expected to result in a material adverse change, in the business, operations, financial condition or results of operation of the Borrower and its Subsidiaries, taken as a whole (it being understood that (i) the restatement of the financial statements of the Company, the Borrower or any of its Subsidiaries with respect to any fiscal period, or as of any date, ended on or prior to March 31, 2003 and (ii) the facts or events disclosed to the Lenders prior to the Closing Date as the facts or events necessitating such restatement shall not, in and of themselves, constitute a Material Adverse Change in the business, operations, financial condition or results of operation of the Borrower and its Subsidiaries, taken as a whole).

“Material Contract” means as to any Person any material mortgage, security agreement, pledge agreement, indenture, credit agreement, securities purchase agreement, debt instrument, contract, agreement or instrument to which such Person is a party or by which it or any of its material property is bound or affected.

“Material Permits” has the meaning set forth in Section 4.02.

“Maturity Date” means the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a) (3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 10.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” has the meaning set forth in Section 5.07.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Primary Treasury Dealer” means a primary U.S. Government Obligations dealer in The City of New York.

“Prime Rate” means the rate of interest announced and generally applied by the Administrative Agent from time to time as its prime rate.

“Qwest Entity” has the meaning set forth in Section 7.02.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston and Deutsche Bank Securities Inc. and their respective successors or any of their affiliates; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Administrative Agent shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of prepayment, the average, as determined by the Administrative Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Administrative Agent by such Reference Treasury Dealer at 5:00 p.m. on the third Domestic Business Day preceding such date of prepayment.

“Register” has the meaning set forth in Section 2.05.

“Required Class Lenders” means at any time both (i) Lenders having more than 50% of Tranche A Commitments or, if the Tranche A Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche A Loans, plus (ii) Lenders having more than 50% of the Tranche B Commitments or, if the Tranche B Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Tranche B Loans.

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate unpaid principal amount of the Loans.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding and enforceable upon such Person in any material respect or any of its material property or to which such Person in any material respect or any of its material property is subject.

“Restatement Date” means the first date after the Closing Date on which the Borrower, files a restatement of a Form 10-Q or Form 10-K with the Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of the Borrower that would meet the definition of “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; provided that Wireless shall not constitute a Significant Subsidiary.

“Sole Book-Runner” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as Book-Runner hereunder.

“SPC” has the meaning set forth in Section 10.06(d).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Supplemental Information” means the information set forth on Schedule 4.04(a) hereto.

“Syndication Agent” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent hereunder, together with its successors in such capacity.

“Taxes” has the meaning set forth in Section 8.04(a).

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Loan in the amount set forth opposite the name of such Lender on Annex A hereto or in the applicable Assignment and Assumption Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06.  The total of the Tranche A Commitments of all Tranche A Lenders shall equal to $1,250,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Loan.

“Tranche A Loan” means a Loan made pursuant to Section 2.01(i).

“Tranche A Maturity Date” means June 30, 2007.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Loan in the amount set forth opposite the name of such Lender on Annex A hereto or in the applicable Assignment and Assumption Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06.  The total of the Tranche B Commitments of all Tranche B Lenders shall equal $500,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Loan.

“Tranche B Loan” means a Loan made pursuant to Section 2.01(ii).

“Tranche B Maturity Date” means June 30, 2010.

“Treasury Rate” means, with respect to any date of prepayment, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date or prepayment.

“Type” when used in respect of a Tranche A Loan or any Borrowing comprised of Tranche A Loans, refers to whether such Loans are Base Rate Loans or Euro-Dollar Loans.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Wireless” means Qwest Wireless LLC, a Delaware limited liability company and its successors.

Section 1.02.             Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries, delivered to the Lenders.

Section 1.03.             Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on a single date, all of which Loans are of the same Class and Type (subject to Article 8).  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan” or a “Tranche B Loan”) or by Type (e.g., “Euro-Dollar Loan” or “Base Rate Loan”).  Borrowings also may be classified and referred to by Class (e.g., “Tranche A Borrowing” or a “Tranche B Borrowing”) or by Type (e.g., a “Euro-Dollar Borrowing” or a “Base Rate Borrowing”).

ARTICLE 2

THE CREDITS

Section 2.01.             Commitments to Lend.  (i) Each Tranche A Lender severally agrees to make on the Borrowing Date a Tranche A Loan to the Borrower in a principal amount not exceeding the amount of its Tranche A Commitment, and (ii) each Tranche B Lender severally agrees to make on the Borrowing Date a Tranche B Loan to the Borrower in a principal amount not exceeding the amount of its Tranche B Commitment.  The Loans are available in a single draw on the Borrowing Date.  Any portion of the Commitments not utilized on the Borrowing Date shall terminate.  None of the Commitments is revolving in nature, and principal amounts of the Loans of either Class repaid or prepaid may not be reborrowed.

Section 2.02.             Notice of Borrowing.  The Borrower shall give the Administrative Agent notice, substantially in the form of Exhibit A (a “Notice of Borrowing”), not later than 10:30 A.M. (New York City time) on (x) the Borrowing Date in the event of a Base Rate Borrowing, and (y) the third Euro-Dollar Business Day before the Borrowing Date, if any Euro-Dollar Loans are to be made on the Borrowing Date, specifying

(i)      the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)     the aggregate amount of the Borrowing of each Class to be made on the Borrowing Date; provided that the Borrower may not request a Borrowing of less than the total Commitments hereunder without the Borrower, the Administrative Agent and the Sole Book-Runner having agreed in writing as to how to allocate the Borrowing among Classes,
(iii)    whether the Loans included in the Tranche A Borrowing bear interest initially at the Base Rate or at a Euro-Dollar Rate,
(iv)    in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and
(v)     remittance instructions.

Section 2.03.             [Intentionally Deleted].

Section 2.04.             Notice to Lenders; Funding of Loans.  (a)  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)           Not later than 1:00 P.M. (New York City time) on the Borrowing Date, each Lender shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in immediately available funds, to the Administrative Agent at its address referred to in Section 10.01. Unless any applicable condition specified in Article 3 has not been satisfied, as determined by the Initial Lenders in accordance with Article 3, the Administrative Agent will make the funds so received from the Lenders immediately available to the Borrower as specified in the Notice of Borrowing.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing of the relevant Class, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate for the first three Domestic Business Days and, thereafter, at the Prime Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.  If the Borrower shall have repaid such corresponding amount of such Lender, such Lender shall reimburse the

Borrower for any loss on account thereof incurred by the Borrower.  Nothing contained in the foregoing shall be construed as relieving a Lender of its obligation to fund a Loan when required under the terms of this Agreement.

Section 2.05.             Notes.  (a)  The Loans of each Lender may, at the request of such Lender to the Borrower, be evidenced by a single Note payable to the order of such Lender for the account of its Lending Office, unless such Lender indicates otherwise, in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans.

(b)           Any Lender may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular Class or Type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit B hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Class or Type. Each reference in this Agreement to a “Note” or the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)           Upon receipt of each Lender’s Notes pursuant to Section 3.01, the Administrative Agent shall forward, on behalf of the Borrower, such Notes to such Lender. Each Lender shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement, or any error in any such recordation or endorsement, shall not affect the obligations of the Borrower hereunder or under the Notes or any other Loan Document. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

(d)           Loans made by each Lender and not evidenced by a Note shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

(e)           The Borrower authorizes the Administrative Agent, and the Administrative Agent agrees, to maintain, or cause to be maintained at its offices, a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lead Arrangers at any reasonable time and from time to time upon reasonable prior notice.  In any event, the Administrative Agent shall provide a copy of the Register to the Lead Arrangers on a weekly basis.  Each Lender shall maintain a register of its participants comparable to the Register.  Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of the Borrower under the Loan Documents.

(f)            With respect to any Loans hereunder, whether or not evidenced by a Note, in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.06.             Maturity of Loans.  Each Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Maturity Date applicable to such Loan.

Section 2.07.             Interest Rates.  (a)  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day; provided that in no event shall the interest rate on a Base Rate Loan be less than 6.50% per annum.  Subject to Section 2.11(a), such interest shall be payable quarterly in arrears on the last Domestic Business Day of each calendar quarter and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

“Base Rate Margin” means a rate per annum equal to 3.75%.

(b)           Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted London InterBank Offered Rate; provided that in no event shall the interest rate on a Euro-Dollar Loan be less than 6.50% per annum. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “Adjusted London InterBank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained by dividing (i) the applicable London InterBank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Euro-Dollar Margin” means a rate per annum equal to 4.75%.

The “London InterBank Offered Rate” applicable to any Interest Period means

(i)      the rate per annum equal to the rate determined by the Administrative Agent by reference to the British Bankers Association Interest Settlement Rate for deposits in dollars as of approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period by reference to the British Bankers Association Interest Settlement Rate for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative

Agent which has been nominated by the British Bankers Association as an authorized information vendor for the purpose of displaying such rates) for a period equivalent to such Interest Period, or
(ii)     if the rate referenced in the preceding clause (i) is not available, the rate per annum determined by the Administrative Agent as the average of the rates of interest at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by the Administrative Agent, and with a term equivalent to such Interest Period, would be offered by the Administrative Agent’s London Branch to major banks in the London InterBank euro-dollar market at their request at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) to United States residents). The Adjusted London InterBank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(c)           Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the Euro-Dollar Margin plus the quotient obtained by dividing (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Administrative Agent are offered to the Administrative Agent, in the London InterBank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of the Euro-Dollar Margin plus the Adjusted London InterBank Offered Rate applicable to such Loan at the date such payment was due.

(d)           Each Tranche B Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Fixed Rate.  Such interest shall be payable quarterly in arrears on the last Domestic Business Day of each calendar quarter.  Any overdue principal of or interest on any Tranche B Loan shall bear interest payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Fixed Rate.

“Fixed Rate” means a rate per annum equal to 6.95%.

(e)           The Administrative Agent shall determine each interest rate applicable to the Tranche A Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Tranche A Lenders of each rate of interest so determined, and its denomination thereof shall be conclusive in the absence of manifest error.

Section 2.08.             [Intentionally Deleted].

Section 2.09.             Termination of Commitments.  The Commitments shall automatically terminate on the earlier of (i) close of business (New York City time) on June 30, 2003 or (ii) the Borrowing Date, immediately after the Loans are made.

Section 2.10.             Method of Electing Interest Rates with Respect to Tranche A Loans.  (a)  The Loans included in the Tranche A Borrowing shall bear interest initially at the Type of rate specified by the Borrower in the Notice of Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the Type of interest rate borne by the Tranche A Loans as a whole (subject in each case to the provisions of Article 8), as follows:

(i)      if the Tranche A Loans are Base Rate Loans, the Borrower may elect to convert the Tranche A Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and
(ii)     if the Tranche A Loans are Euro-Dollar Loans, the Borrower may elect to convert the Tranche A Loans to Base Rate Loans or elect to continue the Tranche A Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to the Tranche A Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit C hereto (a “Notice of Interest Rate Election”) to the Administrative Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election shall apply to the entirety of the Tranche A Loans as a Class.

(b)           Each Notice of Interest Rate Election shall specify

(i)      the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
(ii)     if the Loans are to be converted, the new Type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and
(iii)    if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Tranche A Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

Section 2.11.             Prepayments.  (a)  Subject in the case of any Euro-Dollar Loans to Section 2.13 and to Section 2.11(b), the Borrower may at any time after the second anniversary of the Closing Date and (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Loans or (ii) upon three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $25,000,000 or any larger multiple of $5,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Subject to Section 2.11(c), the Borrower may, at any time upon at least three Domestic Business Days’ notice to the Administrative Agent, prepay Tranche B Loans.  All prepayments within a Class of Loans shall be made on a pro rata basis.

(b)           If the Borrower elects prepayment of Tranche A Loans pursuant to this Section 2.11, then the Borrower shall pay to the Tranche A Lenders that hold Tranche A Loans, a prepayment premium equal to (i) if such prepayment occurs on or prior to December 31, 2005, 3% of the principal amount of such Tranche A Loans being so prepaid or repaid or (ii) if such prepayment occurs on or after January 1, 2006 and on or prior to June 30, 2006, 2% of the principal amount of such Tranche A Loans being so prepaid or repaid or (iii) if such prepayment occurs on or after July 1, 2006 and on or prior to December 31, 2006, 1.5% of the principal amount of such Tranche A Loans being so prepaid or repaid.

(c)           If the Borrower elects prepayment of any Tranche B Loan pursuant to this Section 2.11, the Borrower shall pay to the Tranche B Lenders that hold Tranche B Loans, a prepayment premium equal to the present value, as determined by the Administrative Agent, of all required interest payments due on such Tranche B Loans through June 30, 2010 (excluding accrued interest), discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at the Treasury Rate.

(d)           Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.12.             General Provisions as to Payments.  (a)  The Borrower shall make each payment of principal of, and interest on, the Loans and of fees and other amounts payable hereunder, not later than 12:00 Noon (New York City time) on the date when due, in immediately available funds in New York City, without off set or counterclaim, to the Administrative Agent at its address referred to in Section 10.01.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, Tranche B Loans, or of fees or other amounts payable hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13.             Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(b), or if the Borrower fails to borrow, convert, continue or prepay any Euro-Dollar Loans after notice has been given to any Lender in accordance with Sections 3 or 2.11(a) the Borrower shall reimburse each Lender within 15 days after written demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Any Lender requesting compensation pursuant to this Section 2.13 shall notify the Borrower of such request on or before the date that is three Euro-Dollar Business Days after the event giving rise to such request.

Section 2.14.             Computation of Interest and Fees.  Interest on the Tranche A Loans based on the Base Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on the Tranche A Loans which are Euro-Dollar Loans and interest on the Tranche B Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3

CONDITIONS

Section 3.01.             Closing.  The closing hereunder shall occur upon receipt by the Administrative Agent (or its counsel) of the following (in the case of any document, dated the Closing Date unless otherwise indicated):

(a)           duly executed counterparts hereof signed by each of the Borrower, the Lenders and the Agents (or, in the case of any party as to which an executed counterpart shall not have been received, written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart hereof);

(b)           a duly executed Note for the account of each Lender requesting a Note dated on or before the Closing Date complying with the provisions of Section 2.05;

(c)           opinions of O’Melveny & Myers LLP, special counsel to the Borrower, Richard Baer, general counsel of the Borrower, and Hogan & Hartson LLP, regulatory counsel to the Borrower, covering the matters set forth in Exhibit D-1, D-2 and D-3 hereto, respectively;

(d)           certified copies of the charter and by-laws (or equivalent documents) of the Borrower, a long-form certificate of good standing for the Borrower from the office of the Secretary of State of the State of Colorado and certified copies of all corporate authority for the Borrower (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of this Agreement and the Notes (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary); and

(e)           evidence satisfactory to the Administrative Agent of the payment of all fees and other amounts payable to the Administrative Agent by the Borrower for the account of the Lenders or the Administrative Agent on or prior to the Closing Date.

Section 3.02.             The Borrowing Date.  The obligation of any Lender to make a Loan on the Borrowing Date is subject to the satisfaction of the following conditions:

(a)           the fact that the Closing Date shall have occurred on or prior to June 30, 2003;

(b)           the fact that the Borrowing Date shall occur on or prior to June 30, 2003 and on or after the Closing Date;

(c)           receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(d)           the fact that, immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing;

(e)           the fact that the representations and warranties of the Borrower contained in the Loan Documents shall be true (or, with respect to any representation and warranty which is not qualified by materiality or Material Adverse Change, shall be true in all material respects) on and as of the Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true (or, with respect to any such representation and warranty which is not qualified by materiality or Material Adverse Change, shall be true in all material respects) on and as of such earlier date;

(f)            the fact there shall not have been a Material Adverse Change since March 31, 2002, except as set forth in the Supplemental Information; and

(g)           receipt by the Administrative Agent of an officer’s certificate certifying as to clauses (d) through (f) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01.             Corporate Existence and Power.  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, qualifications, consents and approvals required to carry on its business as now conducted, except as would not result in a Material Adverse Change.

Section 4.02.             Corporate and Governmental Authorization; No Contravention.  (a)  The execution, delivery and performance by the Borrower of each Loan Document to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official,  and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Person or of any Material Contract, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or such Person or any Significant Subsidiary or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries or such Person or any Significant Subsidiary.

(b)           Neither the Borrower nor any Significant Subsidiary is (i) in violation of its certificate of incorporation or bylaws (or similar organizational documents), (ii) except as set forth in the Supplemental Information, in violation of any Requirement of Law, except, in each case, for such violations which would not, individually or in the aggregate, result in a Material Adverse Change, or (iii) in default in the performance or observance of any Material Contract or material licenses, permits, franchises or other governmental authorizations or consents and approvals necessary for the conduct of the business of the Borrower and its Subsidiaries, taken as a whole (“Material Permits”), except in each case for such defaults which would not, individually or in the aggregate, result in a Material Adverse Change.  All of the Material Permits are valid and in full force and effect, except where failure to be in full force and effect would not, individually or in the aggregate, result in a Material Adverse Change.  Except as set forth in the Supplemental Information, none of the Borrower or any of its Subsidiaries has received any notice of any material proceeding relating to the revocation or modification of any such Material Permit, except where such revocation or modification would not, individually or in the aggregate, result in a Material Adverse Change.

(c)           Any necessary governmental and third party approvals or consents to the transactions contemplated hereby have been obtained and are in effect (without the imposition of any materially burdensome condition or qualification in the reasonable judgment of the Lead Arrangers and Administrative Agent) and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome or materially adverse conditions on any of the transactions contemplated hereby.

Section 4.03.             Binding Effect.  Each Loan Document (other than the Notes) constitutes a valid and binding agreement of the Borrower, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04.             Financial Information.  (a)  There has been no Material Adverse Change with respect to the Borrower and the Consolidated Subsidiaries, considered as a whole, since March 31, 2002, except as set forth in the Supplemental Information.

(b)           The debt capitalization of the Borrower and the Consolidated Subsidiaries described in the Supplemental Information is true and correct in all material respects as of its date.

(c)           Except, in each case, (i) as set forth in the Supplemental Information, (ii) such adjustments made in connection with the restatements and re-audits described in the Supplemental Information, and (iii) for changes resulting from audit and year-end adjustments and the lack of footnotes that ordinarily accompany such information, the consolidated statement of information for the quarters ended March 31, 2002 and March 31, 2003, as set forth in the Supplemental Information, fairly present, in all material respects, the results of operations and cash flows of the Borrower and its Consolidated Subsidiaries for such periods.

Section 4.05.             Litigation.  Except as disclosed in the Supplemental Information and as specifically identified in Schedule 4.05, there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would result in a Material Adverse Change.

Section 4.06.             Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except where failure to comply would not have a material adverse effect on the consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, in either case which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07.             Environmental Matters.  (a)  The operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not result in a Material Adverse Change.

(b)           Except as specifically identified in Schedule 4.07, the Borrower and each of its Subsidiaries have obtained all material licenses, permits, authorizations and registrations required under any Environmental Laws (“Environmental Permits”) necessary for their respective operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits.

(c)           Except as specifically identified in Schedule 4.07, there are neither any conditions or circumstances known to the Borrower which may give rise to any claims or liabilities respecting any Environmental Laws or Hazardous Substances arising from the operations of the Borrower or its Subsidiaries (including, without limitation, off-site liabilities), nor any additional costs of compliance with Environmental Laws, which collectively have an aggregate potential liability in excess of $50,000,000.

Section 4.08.             Taxes.  United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1992. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09.             Subsidiaries.  Each of the Borrowers’ Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, qualifications, consents and approvals required to carry on its business as now conducted.

Section 4.10.             Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11.             Full Disclosure.  All written information, including the Supplemental Information, heretofore furnished by the Borrower to the Agents (or any of their affiliates) for distribution to Lenders regarding Borrower and its Subsidiaries for purposes of or in connection with the Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agents for distribution to Lenders regarding the Borrower and its Subsidiaries taken as a whole will be, true and accurate in all material respects on the date as of which such information is stated or certified, in each case in light of the circumstances in which the same were made and, in the case of any financial information, is subject to changes resulting from audit and year-end adjustments and the absence of footnotes and includes information from periods that are under review for restatement and re-audit, all as described in the Supplemental Information.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any Loan or any other amount payable under any Loan Document remains unpaid:

Section 5.01.             Information.  The Borrower will deliver to the Administrative Agent for distribution to each of the Lenders

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2003, an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG or other independent public accountants of nationally recognized standing; provided that (1) with respect to any set of financial statements required of the Borrower to be delivered pursuant to this subsection (a) prior to the Restatement Date, the Borrower shall only be required to deliver copies of the financial information concerning the Borrower and its Consolidated Subsidiaries when and if delivered to the lenders under the ARCA, provided that no Lender shall be entitled to receive material non-public information unless it has notified the Administrative Agent in writing of its willingness to do so and (2) following the Restatement Date, the distribution of such information shall not be required if available on the EDGAR system of the Securities and Exchange Commission;

(b)           as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ended June 30, 2003 if the Restatement Date has occurred by such date), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower; provided that (1) with respect to any set of financial statements required of the Borrower to be delivered pursuant to this subsection (b) prior to the Restatement Date (provided that the Borrower shall only be required to deliver the following information on or after September 30, 2003 if the Restatement Date has not occurred by such date), the Borrower shall be required to deliver copies of the financial information concerning the Borrower and its Consolidated Subsidiaries when and if delivered to the lenders under the ARCA, provided that no Lender shall be entitled to receive material non-public information unless it has notified the Administrative Agent in writing of its willingness to do so and (2) following the Restatement Date, the distribution of such information shall not be required if available on the EDGAR system of the Securities and Exchange Commission;

(c)           no later than 90 days after the end of each fiscal year of the Borrower, a certificate of the chief financial officer (or such officer’s designee, designated in writing by such officer) or the chief accounting officer of the Borrower stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)           within five Domestic Business Days after any treasurer or assistant treasurer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)           to the extent not available on the EDGAR system of the Securities and Exchange Commission, promptly upon the mailing thereof to the security holders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(f)            to the extent not available on the EDGAR system of the Securities and Exchange Commission, promptly upon the filing thereof, copies of all reports on Forms 10–K, 10–Q and 8–K (or their equivalents) (other than any amendment on Form 8–K the sole purpose of which is to report matters subject in their entirety to a press release) which the Borrower shall have filed with the Securities and Exchange Commission;

(g)           if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA)

with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, in either case which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(h)           as soon as available, the restated consolidated financial statements of the Borrower, for any date, or any period, ended prior to the Closing Date, such statements to be audited by KPMG (but only if they relate to a period with respect to which audited financial statements have been previously issued) and to be reported on by KPMG in a manner acceptable to the Securities and Exchange Commission.

Information required to be delivered pursuant to clauses 5.01(a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge.

Section 5.02.             Maintenance of Property; Insurance.  (a)  The Borrower will keep, and will case each of its Significant Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           The Borrower will maintain, and will cause each of its Significant Subsidiaries to maintain (either in the name of the Borrower or in such Significant Subsidiary’s own name), with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; provided that in lieu of any such insurance, the Borrower and any of its Significant Subsidiaries may maintain with its Affiliates a system or systems of self-insurance and reinsurance which will accord with sound practices of similarly situated corporations maintaining such systems and with respect to which the Borrower or such Significant Subsidiary (or such Affiliate) will maintain adequate insurance reserves, all in accordance with generally accepted accounting principles and in accordance with sound insurance principles and practice.

Section 5.03.             Maintenance of Existence.  The Borrower will, and will cause each of its Significant Subsidiaries to, preserve, renew and keep in full force and effect their respective corporate existence and their respective material rights, privileges, franchises and licenses necessary or desirable in the normal conduct of business; provided that the failure of the Borrower or its Affiliates to remain current with filings with the United States Securities and Exchange Commission and similar information disclosures, and any administrative and procedural actions or consequences as result thereof (including delisting of securities of the Borrower or any of its Affiliates from trading exchanges, in each case resulting from the restatement or re-audit of financial information as described in the Supplemental Information, shall not constitute a breach or violation hereunder).

Section 5.04.             Compliance with Laws.  The Borrower will comply, and will cause each of its Significant Subsidiaries to comply, in all material respects with all Requirements of Law, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and for which adequate reserves or other provision in conformity with generally accepted accounting principles have been established; provided that the failure of the Borrower or its Affiliates to remain current with filings with the United States Securities and Exchange Commission and similar information disclosures, and any administrative and procedural actions or consequences as result thereof (including delisting of securities of the Borrower or any of its Affiliates from trading exchanges, in each case resulting from the restatement or re-audit of financial information as described in the Supplemental Information, shall not constitute a breach or violation hereunder).

Section 5.05.             Books and Records.  The Borrower will keep, and will cause each of its Significant Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  After the Restatement Date, the Borrower will make itself available for a conference call after each fiscal quarter to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the representatives of the Lenders, all at such reasonable times as mutually agreed upon between the Borrower and the representatives of the Lenders at the request of the Administrative Agent (it being understood that public quarterly conference calls held at such dates and times as determined by the Borrower in its sole discretion at which the Company’s quarterly results are discussed shall satisfy this covenant).

Section 5.06.             [Intentionally Deleted].

Section 5.07.             Negative Pledge.  If the Borrower shall at any time mortgage, pledge or otherwise subject to any Lien the whole or any part of any property or assets now owned or hereafter acquired by it, other than Permitted Liens, the Borrower will secure the Loans, Notes and other obligations of the Borrower hereunder, equally and ratably with the Debt or other obligations secured by such Lien, so long as any such Debt or other obligations shall be so secured.  As used in this Agreement, “Permitted Liens” means any of the following:

(a)           Liens existing on the Closing Date;

(b)           any Lien on any asset existing at the time such asset is acquired if not created in contemplation of such acquisition;

(c)           any Liens existing on any asset acquired, constructed or improved after the Closing Date incurred in the ordinary course of business if such Lien is created within 180 days of such acquisition, construction or improvement and extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

(d)           (x) Liens incidental to the conduct of the Borrower’s business or the ownership of its properties or otherwise incurred in the ordinary course of business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business, and (y) Liens not described in clause (x) on cash and cash equivalents and securities which Liens secure any obligation with respect to letters of credit or surety bonds, which obligation in each case does not exceed $100,000,000;

(e)           any Liens arising out of the making of any deposit or pledge to secure public or statutory obligations or which any Governmental Authority at any time requires by law in order to qualify the Borrower to conduct its business or any part thereof or in order to entitle the Borrower to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or Governmental Authority as security incident to the proper conduct of any proceeding before such Governmental Authority;

(f)            any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and as to a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

(g)           Liens incurred or pledges and deposits made in connection with worker’s compensation, unemployment insurance, old-age pensions and social security benefits or other types of public or statutory obligations or securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business.

(h)           materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any asset of the Borrower which have not at the time been filed pursuant to law and any such Liens and charges incidental to construction, maintenance or operation of any asset of the Borrower, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

(i)            zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of the Borrower or its Subsidiaries;

(j)            Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which the Borrower is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

(k)           any interest or title of a lessor in the property subject to any lease;

(l)            Liens in connection with the securitization or factoring of the Borrower’s or any of its Subsidiaries’ receivables in a transaction intended to be a “true sale”; and

(m)          any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

Subject to the effects of the provisions of Section 5.08, nothing herein contained shall prevent any entity other than Borrower from mortgaging, pledging or subjecting to any Lien any property or assets whether or not acquired from the Borrower.

Section 5.08.             Consolidations, Mergers and Sales of Assets (a)         (a)  The Borrower will not merge or consolidate with or into any other Person (including a Subsidiary) or directly or indirectly transfer or lease its properties and assets substantially as an entirety to any other Person (including one or more Subsidiaries), or permit any of the Subsidiaries to do so (other than to Borrower) if it would constitute all or substantially all of the properties and assets of the Borrower and its Subsidiaries determined on a consolidated basis (including a transfer of all or substantially all of such properties or assets to one or more Subsidiaries), whether in a single transaction or a series of related transactions; provided that (i)  the Borrower or any Subsidiary may merge or consolidate with another Person (other than Wireless), or transfer or lease its assets to another Person (other than Wireless), in a transaction in which the surviving or transferee entity is a corporation organized under the laws of the United States and agrees to perform and discharge all the obligations of the Borrower under this Agreement and under the Notes pursuant to a written instrument or instruments satisfactory to the Administrative Agent and counsel for the

Lenders in their reasonable determination and (ii) after giving effect to any such transaction, no Default or Event of Default has occurred and is continuing.  In no event shall any material assets or liability of Wireless be transferred to, or assumed by, the Borrower or any Subsidiary that owns any material assets that was owned by the Borrower as of the date hereof.

(b)           Notwithstanding anything to the contrary contained in this Agreement, (i) but subject to the last sentence of Section 5.08(a), the Borrower may transfer any or all of its interests in Wireless to the Company or any of its Subsidiaries, and Wireless may transfer any or all of its assets to the Company or any of its Subsidiaries and (ii) the Borrower may consummate a securitization of its or its Subsidiaries’ receivables, including the transfer of receivables and related rights and assets to any Subsidiary or Subsidiaries for such purpose.

Section 5.09.             Use of Proceeds.  The proceeds of (i) the Tranche A Loans made under this Agreement will be used, by the Borrower to refinance senior notes due 2003 of the Borrower and (ii) any portion of the Tranche A Loans not fully utilized as set forth in the preceding clause (i) and the Tranche B Loans made under this Agreement will be used to finance or refinance the cost of construction, installation, acquisition, or improvement of telecommunication assets of the Borrower.  None of such proceeds will be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds will include any use for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

ARTICLE 6

DEFAULTS

Section 6.01.             Events of Default.  If one or more of the following events shall have occurred and be continuing:

(a)           any principal of any Loan shall not be paid when due or any interest, any fees or any other amount payable hereunder shall not be paid within five days of the due date thereof;

(b)           the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document for 90 days after the earlier of (i) the chief executive officer’s or chief financial officer’s knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

(c)           any representation, warranty, certification or statement made by the Borrower in any Loan Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

(d)           the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize or otherwise acquiesce in any of the foregoing; or

(e)           an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and/or (ii) if requested by Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (d) or (e) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02.             Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.01(b) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7

THE AGENTS

Section 7.01.             Appointment and Authorization.  Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02.             Agents and Affiliates.  The Agents and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Company, Borrower or any Subsidiary or Affiliate of the Borrower (each, a “Qwest Entity”) as though the Agents were not the Agents hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, the Agents, or their Affiliates may receive information regarding any Qwest Entity (including information that may be subject to confidentiality obligations in favor of such Qwest Entity) and acknowledge that the Agents shall be under no obligation to provide such information to them.

With respect to its Loans, the Agents shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though they were not the Agents, and the terms “Lender” and “Lenders” includes each of the Agents in its individual capacity.

Section 7.03.             Action by Agents.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in the Loan Documents.  The Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in any Loan Document with reference to any of the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.04.             Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05.             Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.06.             Liability of Agents.  None of the Agents nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with any Loan Document (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents nor any of their Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agents; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. None of the Agents, their Affiliates and their respective directors, officers, agents and employees shall be under any obligation to any Lender or participant to inspect the properties, books or records of any Qwest Entity. The Agents shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.07.             Indemnification.  Each Lender shall, ratably in accordance with its Commitment, indemnify the Agents, their Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Loan Documents or any action taken or omitted by such indemnitees thereunder.  No action taken with the consent or at the request of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.

Section 7.08.             Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that none of the Agents, their Affiliates and their respective directors, officers, agents and employees (each, an “Agent-Related Person”) has made any representation or warranty to it, and that no act by the Agents hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Qwest Entity, shall be deemed to constitute any representation or warranty by the Agents or any other Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Qwest Entities, and all applicable Lender or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Qwest Entities.  Except for the notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Qwest Entities which may come into the possession of any Agent-Related Person.

Section 7.09.             Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (and, so long as no Default has occurred and is continuing, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed).  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (and, so long as no Default has occurred and is continuing, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), which shall be a commercial Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $400,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative

Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.  If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall at its election nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided above.

Section 7.10.             Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

ARTICLE 8

CHANGES IN CIRCUMSTANCES

Section 8.01.             Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a)           the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted London InterBank Offered Rate for such Interest Period, or

(b)           in the case of Euro-Dollar Loans, Lenders having 50% or more of the aggregate amount of the Euro-Dollar Loans advise the Administrative Agent that the Adjusted London InterBank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02.             Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central Lender or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03.             Increased Cost and Reduced Return.  (a)  If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central Lender or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the United States market for certificates of deposit or the London InterBank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central Lender or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)           Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04.             Taxes.  (a)  Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (x) in the case of each Lender and the Administrative Agent, taxes imposed on its income or profits, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (y) in the case of each Lender, taxes imposed on its income or profits, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof, taxes that are imposed by any jurisdiction by reason of such Lender doing or having done business in such jurisdiction other than solely as a result of the Loan Documents or any transaction contemplated thereby, and (z) in the case of each Lender and the Administrative Agent, any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender or the Administrative Agent is organized or in which its Lending Office is located or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Person shall make such deductions, (iii) such Person shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Person shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt, if any, evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the indemnification obligation under this Section 8.04(c) shall be only with respect to Taxes, Other Taxes and liabilities related to payments made by the Borrower under any Loan Document. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Each Lender organized under the laws of a jurisdiction outside the United States, in the case of each Lender listed on the signature page hereof, on or prior to the date of such Lender’s execution and delivery of this Agreement, in the case of each other Lender, on and prior to the date on which such other Lender becomes a Lender, in the case of each Lender that grants any participating interest pursuant to Section 10.06 or otherwise ceases to act for its own account with respect to any portion of any sums payable to it under this Agreement, on or prior to the date on which such Lender grants such participating interest or otherwise ceases to so act for its own account, and in the case of any Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN, W-8ECI and/or W-8IMY, as appropriate, or any successor form prescribed by the Internal Revenue Service (together with any form, documentation or information such Lender is required or chooses to transmit with any such forms), certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or certifying to such Lender’s legal entitlement to an exemption from U.S. federal withholding tax with respect to all interest payments hereunder and/or certifying as provided on Form W-8IMY. In addition, each Lender that is not a bank shall certify on a “Non-Bank Certificate” provided by the Administrative Agent that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a) imposed by the United States.

(e)           Each Lender organized under the laws of a jurisdiction within the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-9, or any successor form prescribed by the Internal Revenue Service (together with any form, documentation or information such Lender is required or chooses to transmit with any such forms).

(f)            For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) or (e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to gross-up or indemnification under Section 8.04(b) or (c) (as applicable) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)           If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, then such Lender will change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

Section 8.05.             Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (i) the obligation of any Lender to make Euro-Dollar Loans to the Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, (a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and (b) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06.             Substitution of Lender.  If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or (iii) any Lender has not signed an amendment or waiver which must be signed by all the Lenders to become effective, and such amendment or waiver has been signed by the Required Lenders, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute Lender or Lenders (which may be one or more of the Lenders) to purchase the Notes (by paying to such Lender the principal amount of such Note, together with accrued interest thereon and any other amounts payable to such Lender hereunder) and assume the Commitment (if any) of such Lender.

ARTICLE 9

[INTENTIONALLY DELETED]

ARTICLE 10

MISCELLANEOUS

Section 10.01.           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including Lender wire, telex, facsimile transmission or similar writing) and shall be given to such party (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified pursuant to this Section 10.01 and telephonic confirmation of receipt thereof is received, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Section 10.02.           No Waivers.  No failure or delay by the Agents or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in the Loan Document shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03.           Expenses; Indemnification.  (a)  The Lenders will bear their own costs and expenses relating to the negotiation, preparation, execution and delivery of the Loan Documents; provided that the Agents shall bear pro rata, in accordance with their respective commitments under the Commitment Letter dated May 28, 2003, all such costs and expenses, as well as all syndication costs and expenses, incurred by the Sole Book-Runner.  The Borrower shall pay or reimburse (i) all reasonable costs and expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; and (ii) if an Event of Default occurs, all costs and expenses incurred by the Administrative Agent, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)           The Borrower agrees to indemnify the Administrative Agent, the Lead Arrangers and each Lender, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction and (ii) the Borrower shall not be liable for any settlement entered into by an Indemnitee without its consent (which shall not be unreasonably withheld or delayed).

(c)           Each Indemnitee agrees to give the Borrower prompt written notice after it receives any notice of the commencement of any action, suit or proceeding for which such Indemnitee may wish to claim indemnification pursuant to subsection (b).  The Borrower shall have the right, exercisable by giving written notice within fifteen Domestic Business Days after the receipt of notice from such Indemnitee of such commencement, to assume, at the Borrower’s expense, the defense of any such action, suit or proceeding; provided that such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at such Indemnitee’s expense unless (1) the Borrower shall have agreed to pay such fees and expenses; (2) the Borrower shall have failed to assume the defense of such action, suit or proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnitee in any such action, suit or proceeding; or (3) such Indemnitee shall have been advised by independent counsel in writing (with a copy to the Borrower) that there may be one or more defenses available to such Indemnitee which are in conflict with those available to the Borrower (in which case, if such Indemnitee notifies the Borrower in writing that it elects to employ separate counsel at the Borrower’s expense, the Borrower shall be obligated to assume the expense, it being understood, however, that the Borrower shall not be liable for the fees or expenses of more than one separate firm of attorneys, which firm shall be designated in writing by such Indemnitee).

Section 10.04.           Sharing of Set-offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan or Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan or Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Notes held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans or Notes held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 10.05.           Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that (A) no such amendment or waiver shall, unless signed by all the Lenders of the Class or Classes affected thereby, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation (it being understood that an increase or decrease pursuant to Section 8.06 or 10.06 shall not constitute an amendment or waiver for this purpose), (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, or (iv) change this Section 10.05 or the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (B) no such amendment or waiver shall amend or waive the provisions of Article 3 without the written consent of Merrill Lynch Capital Corporation, Credit  Suisse First Boston, acting through its Cayman Islands Branch, and Deutsche Bank Trust Company Americas (collectively, the “Initial Lenders”) and (C) no such amendment or waiver shall amend or waive Sections 5.07 and 5.08 without the written consent of the Required Class Lenders.

Section 10.06.           Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)           Any Lender may at any time grant to one or more Lenders or other Eligible Persons (each a “Participant”) participating interests in its Commitment or any or all of its Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  The agreement pursuant to which any Lender may grant such a participating interest shall be substantially in the form of Exhibit E hereto and shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and the right to receive any payment pursuant to the penultimate sentence of this Section 10.06(b); provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 10.05 without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) below but which is consented to in accordance with this subsection (b) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)           Any Lender may at any time assign to one or more Eligible Persons (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this

Agreement and the Loans or Notes; provided that (1) the Administrative Agent and the Sole Book-Runner must give their prior written consent to such assignment (which shall not be unreasonably withheld), (2) except in the case of an assignment to a Lender or a Lender Affiliate, any assignment shall not be less than $1,000,000 (unless the assigning Lender’s exposure is thereby reduced to zero), (3) the parties to such assignment shall (x) electronically execute and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto via an electronic settlement system acceptable to the Administrative Agent (which initially shall be Clear Par, LLC) or (y) manually execute and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto, together with a processing and recording fee of US$3,500 (with only one such fee payable in connection with simultaneous assignments to or by two or more Lender Affiliates) and (4) the assignee if it shall not be a Lender shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms, if any.  Notwithstanding any of the foregoing, the consent of the Sole Book-Runner shall only be required for so long as the Sole Book-Runner determines that a successful syndication has not been completed.  Upon acceptance and recording as provided below, from and after the effective date specified in the Assignment and Assumption Agreement, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Upon its receipt of a duly executed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee required above (if any), the applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and, if required, the written consent of the Sole Book-Runner and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph.

(d)           Notwithstanding anything to the contrary contained herein, (i) any Lender (a “Granting Lender”) may (a)  pursuant to Section 10.06(c) assign to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and without paying any processing fee therefor, all or portion of its interests in any Loans to any financial institutions (if consented to by the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to support the securities (if any) issued by such SPC to fund such Loans and (b) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC; or (ii) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (a) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (b) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.07.           Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated thereby, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.08.           Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.09.           WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.10.           No Reliance on Margin Stock.  Each Lender represents to the Agents and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.11.           Lead Arrangers, Sole Book-Runner, Syndication Agent, Arranger and Documentation Agent.  No Person identified on the cover page of this Agreement as a lead arranger, sole book-runner, syndication agent, arranger or documentation agent shall have any right, power, obligation, liability, responsibility or duty under the Loan Documents in such capacity.

Section 10.12.           Representations and Acknowledgements of Lenders.  (a)  Each Lender (including each Lender becoming a party hereto pursuant to an Assignment and Assumption Agreement in accordance with Section 10.06(c)) represents and warrants that it is an Eligible Person; that it has experience and expertise in the making or holding of loans such as the Loans; and that it has made or will hold, as the case may be, its Loans for its own account in the ordinary course of its business (it being understood that, subject to the provisions of Section 10.06 the disposition of its Loans or any interests therein shall at all times remain within its exclusive control).

(b)           Certain Lenders (including each Lender becoming a party hereto pursuant to an Assignment and Assumption Agreement in accordance with Section 10.06(c)) may elect with the Administrative Agent not to receive material non-public information with respect to the Borrower and its Affiliates and such Lenders acknowledge that other Lenders may have received additional information with respect to the Borrower and its Affiliates that may be material.  None of the Borrower, the Agents, or any of their Affiliates takes any responsibility for any Lender’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Borrower and this Agreement, the Loans and Commitments and the transactions contemplated hereby.

(c)           The Borrower is not current in its filings with the United States Securities and Exchange Commission and the financial information concerning the Borrower and its Subsidiaries is incomplete and subject to revision and change upon audit, review and restatement as described in the Confidential Information Memorandum dated May 2003 (the “Confidential Information Memorandum”) and the Confidential Supplement (relating to non-public information) thereto included in the Supplemental Information.  Each Lender (including each Lender becoming a party hereto pursuant to an Assignment and Assumption Agreement in accordance with Section 10.06(c)) hereby acknowledges (1) that, as of the Borrowing Date and through the Restatement Date, the foregoing may remain the case and (2) that, notwithstanding anything to the contrary contained in this Agreement, it is nonetheless making its evaluation of the Borrower and this Agreement, the Loans and Commitments and the transactions contemplated hereby and making its decision to make or acquire Loans under such circumstances and acknowledges and understands that the previously disseminated information that is referred to or described as superseded in the Confidential Information Memorandum or the Confidential Supplement (relating to non-public information) thereto included in the Supplemental Information with respect to the Borrower and its Subsidiaries may not be reliable and should not be relied upon in connection with making a decision to make or acquire Loans hereunder.

Section 10.13.           Confidentiality.  Each of the Administrative Agent and each Lender agrees to use its reasonable best efforts to keep confidential any information delivered or made available by or on behalf of any Qwest Entity to it (including without limitation any information obtained through any financial advisor in connection with the transactions contemplated hereby); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (i) to the Administrative Agent or any other Lender in connection with the transactions contemplated hereby, (ii) to its officers, directors, employees, agents, attorneys, creditors and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section 10.13, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed (by a Person other than such Administrative Agent or Lender), (vi) which has been obtained from any Person other than any Qwest Entity, provided that such Person is not (x) known to it to be bound by a confidentiality agreement with the Company or its Subsidiaries or any other obligation not to disclose or (y) known to it to be otherwise prohibited from transmitting the information to it by a contractual, legal or fiduciary obligation, (vii) in connection with the exercise of any remedy under the Loan Documents or (viii) to any actual or proposed participant or assignee of all or any of its rights hereunder, or to any actual or proposed counterparty to any swap, hedge or similar account relating to the Loans which, in each case, has agreed in writing to be bound by the provisions of this Section 10.13.  Notwithstanding the foregoing, the Agents and the Lenders (and each of their respective employees, representatives and other agents) and the Borrower may disclose to any and all “persons”, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QWEST CORPORATION, as Borrower

By:           _/s/ Oren G. Shaffer________________
Name:  Oren G. Shaffer
Title: Chief Financial Officer

Addresses for Notices:

Qwest Corporation

1801 California Street
Denver, CO  80202
Attn:  Chief Financial Officer
Fax:  (303) 296-4920

and:

Qwest Corporation

1801 California Street
Denver, CO  80202
Attn:  General Counsel
Fax:  (303) 296-5974

MERRILL LYNCH, PIERCE, FENNER AND SMITH
                    INCORPORATED,

as Joint Lead Arranger and Syndication Agent

By:              _/s/ Cecile Baker__________________
Name: Cecile Baker
Title: Vice President

Addresses for Notices:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Four World Financial Center

c/o Merrill Lynch & Co.

250 Vesey Street

New York, NY 10080

Attn: Anthony Lafaire,

         Director Portfolio Management Group

Telephone:  (212) 449-5931

Fax: (212) 449-4877

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Joint Lead Arranger and Administrative Agent and as Lender

By:                      _/s/ Lauri Sivaslian_______________
Name:  Lauri Sivaslian
Title:  Managing Director

By:                      _/s/ Doreen B. Welch_____________
Name:  Doreen B. Welch
Title:  Associate

Address for Notices:

Credit Suisse First Boston

Eleven Madison Avenue, OMA-8
New York, NY 10010
Attn:  Yvette McQueen
Telephone: (212) 325-9934

Fax:  (212) 325-8304

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Documentation Agent

By:           _/s/ Ryan A.Zinna__________________
Name:  Ryan A. Zinna
Title:  Managing Director

Address for Notices:

Deutsche Bank Securities Inc.

31 West 52nd Street
New York, NY 10019
Attn:  Anca Trifan
Telephone: (646) 324-2184

Fax:  (646) 324-7455

DEUTSCHE BANK SECURITIES INC.,

as Arranger

By:           _/s/ Lawrence Askowitz_____________
Name:  Lawrence Askowitz
Title:  Managing Director

By:           _/s/ Christopher Johnson_____________
Name:  Christopher Johnson
Title:  Managing Director

Address for Notices:

Deutsche Bank Securities Inc.

31 West 52nd Street
New York, NY 10019
Attn:  Julian Rios
Telephone: (646) 324-2108

Fax:  (646) 324-7651